AMENDED AND RESTATED

ADMINISTRATION

AGREEMENT

THIS AMENDED AND RESTATED ADMINISTRATION AGREEMENT, dated May 24, 2023, is made and entered into by and between CROSSMARK GLOBAL INVESTMENTS, INC. (the “Administrator”), a Delaware corporation having its principal place of business in Houston, Texas, and STEWARD FUNDS, INC. (the “Company”), on its own behalf and on behalf of its series listed on Appendix A hereto, as may be amended from time to time (the “Funds”), a Maryland corporation having its principal place of business in Houston, Texas.

WITNESSETH

WHEREAS, the Company is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Administrator is engaged in the business of rendering administrative and supervisory services to investment companies;

WHEREAS, the Company desires to retain the Administrator to render supervisory and administrative services to the Company in connection with the Funds, in the manner and on the terms hereinafter set forth; and

WHEREAS, the Company and the Administrator previously entered into an Administration Agreement for each of the Funds having an effective date prior to the date hereof (the “Prior Administration Agreement”); and

WHEREAS, the Company and the Administrator wish to amend and restate the Prior Administration Agreement in its entirety.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Company, each Fund and the Administrator as follows:

1.

Appointment and Services. The Company hereby appoints the Administrator to act as administrator for the Funds and to provide the services set forth in Appendix B for the benefit of the Company and the Funds. The Administrator accepts its appointment and agrees to provide the services set forth in Appendix B for the compensation set forth in this Agreement.

2.

Allocation of Charges and Expenses. The Administrator shall at its own expense provide the staff and personnel, equipment (other than equipment used in connection with the Funds’ custodial system), office space and facilities necessary to perform its obligations under this Agreement. Except as otherwise specifically provided in this Section 2, the Administrator shall pay the compensation and expenses of all its directors,

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officers and employees who serve as officers and executive employees of the Company (including the Company’s share of payroll taxes) and of all Directors of the Company who are interested persons of the Administrator, and the Administrator shall make available, without expense to the Company or the Funds, the service of its directors, officers and employees who may be duly elected officers of the Company, subject to their individual consent to serve and to any limitations imposed by law.

Notwithstanding anything to the contrary contained in this Section 2, in the event the Company appoints a director, officer or employee of the Administrator to serve as the Company’s chief compliance officer pursuant to Rule 38a-l under 1940 Act, the Company may directly compensate such person or may reimburse the Administrator for a portion of the total compensation paid to such person by the Administrator, as determined by the Company’s Board of Directors in consultation with the Administrator.

The Administrator shall not be required to pay any expenses of the Company or the Funds other than those specifically allocated to the Administrator in this Section 2. In particular, but without limiting the generality of the foregoing, the Administrator shall not be responsible, except to the extent of the reasonable compensation of such of the Company’s employees as are directors, officers or employees of the Administrator whose services may be involved, for the following expenses of the Company or the Funds: organization and certain offering expenses of the Funds (including out-of-pocket expenses, but not including the Administrator’s overhead and employee costs); fees payable to the Administrator under this Agreement or any other agreement and to any other advisers or consultants to the Company or a Fund; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Funds in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage and directors and officers/errors and omissions insurance for the Company and the Company’s officers and employees; fees and expenses of any custodian, subcustodian, fund administration and accounting agent, transfer agent, registrar, or dividend disbursing agent of the Company on behalf of the Funds; payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists; expenses in connection with the issuance, offering, distribution, sale or redemption of securities issued by the Funds; expenses relating to investor and public relations; expenses of servicing shareholder accounts; expenses of registering and qualifying shares of the Funds for sale; freight, insurance and other charges in connection with the transfer of the Funds’ portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Funds, or of entering into other transactions or engaging in any investment practices with respect to the Company; expenses of printing and distributing prospectuses, statements of additional information, reports, proxy solicitation materials, notices and dividends to shareholders; costs of stationery; any litigation or indemnification expenses; costs of shareholders’ and other meetings and proxy solicitations therefor; the compensation and all expenses (specifically including travel expenses relating to the business of the

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Company or a Fund) of directors, officers and employees of the Company who are not interested persons of the Administrator; and travel expenses (or an appropriate portion thereof) of Directors and officers of the Company who are directors, officers or employees of the Administrator to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Company or any committees thereof or advisers thereto.

3.	Compensation.

(a)

For all services provided under this Agreement, the Administrator will be compensated as set forth in Appendix C. For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.

(b)

The Administrator may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Company for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Administrator. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Administrator at any time.

4.

Services Not Exclusive. The services of the Administrator to the Funds hereunder are not to be deemed exclusive and the Administrator shall be free to render similar services to others. The Administrator and its affiliates, by separate agreement with the Company or a Fund, may also serve the Company or a Fund in other capacities.

5.	Delegation.

(a)

The Administrator, upon prior notice to the Company and in compliance with applicable law, may delegate any of the services set forth in this Agreement, or adjust any prior delegation, to any other person or persons that the Administrator controls, is controlled by, or is under common control with, or to specified employees of any such persons, to the extent permitted by applicable law.

(b)

Subject to prior approval of a majority of the members of the Company’s Board of Directors, including a majority of the Directors who are not “interested persons”, and, to the extent required by applicable law, by the shareholders of a Fund, the Administrator, upon prior consent of the Company and in compliance with applicable law, may delegate or outsource any of the services set forth in this Agreement, or adjust any prior delegation or outsourcing, to any other person or persons unaffiliated with the Administrator or to specified employees of any such persons, to the extent permitted by applicable law.

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(c)

Notwithstanding any delegation under clauses (a) or (b) of this Section 5, the Administrator will continue to supervise the services set forth in this Agreement provided by such persons or employees and any delegation will not relieve the Administrator of any of its obligations under this Agreement.

6.	Standard of Care and Limitation of Liability.

(a)	The Administrator will exercise reasonable care and diligence in the performance of its duties under this Agreement.

(b)

As an inducement to the Administrator undertaking to provide services to Company and each Fund pursuant to this Agreement, the Company and each Fund agree that the Administrator will not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Company or a Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement will be deemed to protect or purport to protect the Administrator against any liability to the Company, a Fund or its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

7.

Limitation of Liability for Claim. The Administrator agrees that the obligations assumed by the Company on behalf of each Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Administrator shall not seek satisfaction of any such obligation from shareholders or any shareholder of a Fund or any other Funds or their shareholders, or from any Director, officer, employee or agent of the Company. The Administrator understands that the rights and obligations of each Fund are separate and distinct from those of any and all other Funds.

8.

Term. The term of this Agreement shall commence on the date hereof and remain in effect with respect to each party until the respective termination date listed on Appendix A and shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the members of the Company’s Board of Directors who are not “interested persons” of any party to this Agreement.

9.

Termination. This Agreement may be terminated with respect to one or more Funds at any time without the payment of any penalty (i) by the Company on 60 days’ notice to the Administrator and (ii) by the Administrator on 90 days’ written notice to the Company.

10.

Amendments. This Agreement, including Appendices hereto, may be amended by written agreement between the parties at any time provided such amendment is authorized or approved by the Board of Directors of the Company, and in accordance with any applicable regulatory requirements.

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11.

Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to the Administrator:

Crossmark Global Investments, Inc.

15375 Memorial Drive,

Suite 200

Houston, TX 77079

If to the Company:

Steward Funds, Inc.

15375 Memorial Drive, Suite 200

Houston, TX 77079

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11.

12.

Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

13.	Headings. Any section headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof.

14.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

15.

Governing Law. This Agreement shall be subject to the laws of the State of Texas, and shall be interpreted and construed to further and promote the operation of the Company, including each Fund, as an open-end management investment company.

16.

Application of the 1940 Act. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act or guidance issued by the SEC staff. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement

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is modified or interpreted by any applicable order or orders of the SEC, any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, or any guidance issued by the SEC staff, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release or guidance.

17.	Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter, and supersedes any and all prior understandings.

18.	No Third Party Beneficiary. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party hereto.

19.

Independent Contractor/No Agency. The Administrator shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent the Company or the Funds in any way or otherwise be deemed an agent of the Company or the Funds.

20.

Confidentiality. Except as otherwise provided in this Agreement or as required by law, the Administrator will keep confidential all records of and information in its possession relating to the Company, and/or its shareholders or shareholder accounts, and will not disseminate such records and information except at the request of or with the consent of a Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of May 24, 2023.

STEWARD FUNDS, INC.

By
Date:	May 24, 2023
Name:	Michael L. Kern, III, CFA
Title:	President

STEWARD FUNDS, INC., on behalf of each Fund listed on Appendix A

By
Date:	May 24, 2023
Name:	Michael L. Kern, III, CFA
Title:	President

CROSSMARK GLOBAL INVESTMENTS, INC.

By
Date:	May 24, 2023
Name:	Michael L. Kern, III, CFA
Title:	President

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APPENDIX A

The following Funds are covered by this Agreement:

Fund Name:	Termination Date:
Steward Covered Call Income Fund	May 31, 2024
Steward Equity Market Neutral Fund	May 31, 2024
Steward Global Equity Income Fund	May 31, 2024
Steward International Enhanced Index Fund	May 31, 2024
Steward Large Cap Core Fund	May 31, 2024
Steward Large Cap Growth Fund	May 31, 2024
Steward Large Cap Value Fund	May 31, 2024
Steward Select Bond Fund	May 31, 2024
Steward Small Cap Growth Fund	May 31, 2024
Steward Values-Focused Large Cap Enhanced Index Fund	May 31, 2024
Steward Values-Focused Small-Mid Cap Enhanced Index Fund	May 31, 2024

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APPENDIX B

Subject to the oversight and control of the Company’s Board of Directors, the Administrator will manage, supervise and conduct all business and affairs of the Company in connection with its operation as an open-end management investment company, other than those otherwise provided by other parties, including without limitation:

a.	provide the Company with personnel as is reasonably necessary to perform the services contemplated under this Agreement;

b.	arrange for the preparation and filing for the Company of all required tax returns;

c.

(i) prepare and submit reports and meeting materials to the Company’s Board of Directors and to existing shareholders and (ii) prepare and file the periodic updating of the Company’s registration statement and each Fund’s prospectus and statement of additional information, and prepare and file any currently required or to be required reports filed with the SEC and other regulatory and self-regulatory authorities including, but not limited to, preliminary and definitive proxy materials, post-effective amendments to the Company’s registration statement, reports on Form N-CEN, Form N-CSR, Form N-Q and Form N-PORT, and notices pursuant to Rule 24f-2 under the 1940 Act, or oversee the provision of such services;

d.	provide legal services to the Company and Funds except for services provided by outside counsel selected by the Company’s Board of Directors;

e.	maintain all of the Company’s records as required by the 1940 Act, except for those records to be maintained by another party under any other agreement with the Company;

f.

supervise, negotiate contractual arrangements with (to the extent appropriate) and monitor the performance of custodians, fund administration and accounting agents, depositories, transfer agents, pricing agents, independent accountants and auditors, attorneys, printers, insurers and other persons in any capacity deemed to be necessary or desirable to Company or Fund operations;

g.	oversee the tabulation of proxies;

h.	monitor the valuation of portfolio securities and monitor compliance with applicable valuation procedures;

i.	assist in establishing the accounting and tax policies of each Fund, and monitor compliance with such policies, or oversee the provision of such services;

j.

assist in the resolution of accounting issues that may arise with respect to each Fund’s operations and consult with each Fund’s independent accountants, legal counsel and each Fund’s other agents as necessary in connection therewith or oversee the provision of such services;

k.	establish and monitor each Fund’s operating expense budgets, or oversee the provision of such services;

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I.	review each Fund’s bills and process the payment of bills that have been approved by an authorized person of the applicable Fund, or oversee the provision of such services;

m.

assist each Fund in determining the amount of dividends and distributions available to be paid by each Fund to its shareholders, preparing and arranging for the printing of dividend notices to shareholders, and providing the transfer agent and the custodian with the information that is required for those parties to effect the payment of dividends and distributions, or oversee the provision of such services;

n.	monitor the registration of shares under applicable federal and state securities law, or oversee the provision of such services;

o.

provide to the Company’s Board of Directors periodic and special reports as the Company’s Board of Directors may reasonably request, including but not limited to reports concerning the services of the fund administration and accounting agent, custodian, and shareholder service and transfer agents;

p.	provide assistance with investor and public relations matters;

q.

provide continuing implementation of a compliance program for the Company and the Funds pursuant to Rule 38a-1 under the 1940 Act (the “Compliance Program”), such program to contain policies and procedures reasonably designed to prevent the Company and the Funds from violating the Federal Securities Laws (as defined in Rule 38a-1), including policies and procedures that provide for the oversight of compliance by each investment adviser (including any sub-adviser), principal underwriter, administrator and transfer agent of the Company and the Funds;

r.	assist the Company’s chief compliance officer in preparing for periodic meetings with the Directors of the Company who are not “interested persons”;

s.

track regulatory changes, industry rules and best practices, and guidance from legal and accounting communities in order to make recommendations to the Company’s chief compliance officer for changes or additions to the Compliance Program to assure that it is kept up-to-date and that the Company’s Board of Directors is kept informed of developments;

t.

assist the Company’s chief compliance officer in such other compliance-related matters as he may request from time to time, such as: the conduct of internal monitoring and auditing of Fund operations; monitoring of compliance by the Company’s Directors with ethics policies; monitoring of compliance by committees of the Company’s Board of Directors with their charters; responding to regulatory investigations and queries; and other compliance matters;

u.

make its officers and employees available to the Company’s Board of Directors and of officers for consultation and discussions regarding administrative and compliance management of the Company and Funds;

v.	provide the Company’s chief compliance officer with such office space, personnel and facilities as are reasonably necessary for him to perform his duties; and

w.	otherwise assist the Company and the Funds as they may reasonably request in the conduct of the Company’s and each Fund’s business.

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APPENDIX C

As compensation for the services provided and expenses assumed by the Administrator under this Agreement, each Fund will pay the Administrator at the end of each calendar month an administration fee computed daily for the applicable Funds at the following rates for that Fund based on the net assets of that Fund:

Steward Covered Call Income Fund	Steward Equity Market Neutral Fund
0.0750% of the first $1 billion	0.0750% of the first $1 billion
0.0675% of assets over $1 billion	0.0675% of assets over $1 billion

Steward Global Equity Income Fund	Steward International Enhanced Index Fund
0.0750% of the first $1 billion	0.0750% of the first $1 billion
0.0675% of assets over $1 billion	0.0675% of assets over $1 billion

Steward Large Cap Core Fund	Steward Large Cap Growth Fund
0.0750% of the first $1 billion	0.0750% of the first $1 billion
0.0675% of assets over $1 billion	0.0675% of assets over $1 billion

Steward Large Cap Value Fund	Steward Select Bond Fund
0.0750% of the first $1 billion	0.0750% of the first $1 billion
0.0675% of assets over $1 billion	0.0675% of assets over $1 billion

Steward Small Cap Growth Fund	Steward Values-Focused Large Cap Enhanced Index Fund
0.0750% of the first $1 billion	0.0750% of the first $1 billion
0.0675% of assets over $1 billion	0.0675% of assets over $1 billion

Steward Values-Focused Small-Mid Cap Enhanced Index Fund
0.0750% of the first $1 billion 0.0675% of assets over $1 billion

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The value of net assets of a Fund shall always be determined pursuant to the applicable provisions of the Company’s Articles of Incorporation dated May 11, 1992, as amended, and the Company’s registration statement. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this Appendix C, the value of the net assets of that Fund as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of that Fund may lawfully be determined, on that day. If the determination of the net asset value of the shares of a Fund has been so suspended for a period including any month end when the Administrator’s compensation is payable pursuant to this Appendix C, then the Administrator’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of that Fund as last determined (whether during or prior to such month). If a Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Appendix C.

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Effective: May 24, 2023